Exhibit 4.1

FORM OF FIFTEENTH SUPPLEMENTAL INDENTURE

THIS FIFTEENTH SUPPLEMENTAL INDENTURE is entered into as of                     ,         , by and between DDR Corp., an Ohio corporation (the “Company”), and U.S. Bank National Association (the “Trustee”), a national banking association organized and existing under the laws of the United States, as successor trustee to U.S. Bank Trust National Association, as successor to National City Bank.

WHEREAS, the Company and the Trustee entered into the Indenture dated as of May 1, 1994 (as supplemented by a First Supplemental Indenture dated as of May 10, 1995, by a Second Supplemental Indenture dated as of July 18, 2003, by a Third Supplemental Indenture dated as of January 23, 2004, by a Fourth Supplemental Indenture dated as of April 22, 2004, by a Fifth Supplemental Indenture dated as of April 28, 2005, by a Sixth Supplemental Indenture dated as of October 7, 2005, by a Seventh Supplemental Indenture dated as of August 28, 2006, by an Eighth Supplemental Indenture dated as of March 13, 2007, by a Ninth Supplemental Indenture dated as of September 30, 2009, by a Tenth Supplemental Indenture dated as of March 19, 2010, by an Eleventh Supplemental Indenture dated as of August 12, 2010, by a Twelfth Supplemental Indenture dated as of November 5, 2010, by a Thirteenth Supplemental Indenture dated as of March 7, 2011 and by a Fourteenth Supplemental Indenture dated as of June 22, 2012 (the “Fourteenth Supplemental Indenture”), the “Indenture”), relating to the Company’s senior debt securities;

WHEREAS, the Company previously issued $300,000,000 initial aggregate principal amount of the Company’s 4.625% Notes due 2022 (the “Notes”), the specific terms and form of which were established by the Fourteenth Supplemental Indenture;

WHEREAS, Section 301 of the Indenture provides that all Securities of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders, for issuances of additional Securities of such series;

WHEREAS, Section 4 of the Fourteenth Supplemental Indenture provides that the Company may, without the consent of the Holders, create and issue additional Securities ranking pari passu with the Notes in all respects and so that such additional Notes shall be consolidated and form a single series having the same terms as to status, redemption or otherwise as the Notes initially issued;

WHEREAS, the Company now desires to issue an additional $150,000,000 aggregate principal amount of the Notes and has made a request to the Trustee that the Trustee join with it, in accordance with Section 901 of the Indenture, in the execution of this Fifteenth Supplemental Indenture to include such additional aggregate principal amount of the Notes in the definition of Designated Securities such that the covenant in Section 1015 of the Indenture will inure to their benefit; and

WHEREAS, the Company and the Trustee are authorized to enter into this Fifteenth Supplemental Indenture.

NOW, THEREFORE, the Company and the Trustee agree as follows:

Section 1. Relation to Indenture. This Fifteenth Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof. Except as supplemented hereby, the Indenture and the Securities issued thereunder shall continue in full force and effect.

Section 2. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 3. Definitions.

The definition of “Designated Securities” is hereby amended in its entirety as follows:

“Designated Securities” means the Company’s $300,000,000 principal amount of 4.625% Notes Due 2010, the Company’s $275,000,000 principal amount of 3.875% Notes Due 2009, the Company’s $250,000,000 principal amount of 5.25% Notes Due 2011, the Company’s $200,000,000 principal amount of 5.0% Notes Due 2010, the Company’s $200,000,000 principal amount of 5.5% Notes Due 2015, the Company’s $350,000,000 principal amount of 5.375% Notes Due 2012, the Company’s $300,000,000 principal amount of 9.625% Notes Due 2016, the Company’s $300,000,000 principal amount of 7.50% Notes Due 2017, the Company’s $300,000,000 principal amount of 7.875% Notes Due 2020, the Company’s $300,000,000 principal amount of 4.75% Notes due 2018 and the Company’s $450,000,000 principal amount of 4.625% Notes due 2022.

Section 4. Aggregate Principal Amount.

The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be $450,000,000. The Company may, without the consent of the Holders, create and issue additional Securities ranking pari passu with the Notes in all respects and so that such additional Notes shall be consolidated and form a single series having the same terms as to status, redemption or otherwise as the Notes previously issued.

Section 5. Counterparts. This Fifteenth Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

Section 6. Governing Law. THIS FIFTEENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

Section 7. Concerning the Trustee. The Trustee shall not be responsible for any recital herein (other than the sixth recital as it appears as it applies to the Trustee) as such recitals shall be taken as statements of the Company, or the validity of the execution by the Company of this Fifteenth Supplemental Indenture. The Trustee makes no representations as to the validity or sufficiency of this Fifteenth Supplemental Indenture.

[Signatures follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Fifteenth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:		DDR CORP.

By:
Name:	David E. Weiss	Name:	David J. Oakes
Title:	Executive Vice President, General Counsel and Secretary	Title:	Senior Executive Vice President and Chief Financial Officer

Attest:		U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:		Name:
Title:		Title:

[Fifteenth Supplemental Indenture]